As filed with the Securities and Exchange Commission on April 6, 2007

Registration Statement No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

Registration Statement

Under The Securities Act of 1933

VANTAGEMED CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	68-0383530
(State of other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

11060 White Rock Road, Suite 210

Rancho Cordova, CA 95670

(Address of Principal Executive Offices)

VantageMed Corporation

1998 Stock Option/Stock Issuance Plan

(Full Title of Plan)

The Corporation Trust Company

Corporation Trust Center

1209 Orange Street

Wilmington, Delaware 19801

(302) 658-7581

(Name, address, including zip code, and telephone number, including area code, of agent for service)

with a copy to:

Kevin Coyle, Esq.

DLA Piper US LLP

400 Capitol Mall, 24th Floor

Sacramento, California 95814-4411

CALCULATION OF REGISTRATION FEE

Title of Securities To be Registered	Amount to be Registered (1)		Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
VantageMed Corporation 1998 Stock Option/Stock Issuance Plan

Common Stock Par value $0.001 per share	3,663,731	(1)	$ 0.73	$2,691,879	$82.64

(1)  Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock of VantageMed Corporation, a Delaware corporation (the “Registrant”), which become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction which results in an increase in the number of outstanding shares of the Registrant’s common stock.

(2)  Estimated pursuant to Rule 457 under the Securities Act.  As to the 1,863,985 shares subject to outstanding but unexercised options under the 1998 Stock Option/Stock Issuance Plan (the “Plan”), the price is computed on the basis of the weighted average exercise price, which is $0.72 per share.  As to the remaining 1,799,746 shares reserved for future grants under the Plan, the $0.75 price per share is based upon the closing price of the Registrant’s common stock on April 2, 2007, as reported on the OTC Bulletin Board.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                                                           Incorporation of Documents by Reference.

The following documents and information heretofore filed with the Commission by the Registrant are incorporated herein by reference in this registration statement:

(a)                                  The Registrant’s latest annual report on Form 10-KSB filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), containing audited financial information for the Company’s latest fiscal year.

(b)                                 All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (a) above.

(c)                                  The description of the Registrant’s Common Stock contained in Items 1 and 2 of the Registrant’s Registration Statement on Form 8-A, filed pursuant to Section 12 of the Exchange Act on February 7, 2000, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold under this Registration Statement, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.  Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.                                                           Description of Securities.

The class of securities to be offered is registered under Section 12 of the Exchange Act.

Item 5.                                                           Interests of Named Experts and Counsel.

Not applicable.

Item 6.                                                           Indemnification of Directors and Officers.

The Registrant’s Restated Certificate of Incorporation contains provisions eliminating or limiting director liability to the Registrant and its stockholders for monetary damages for breaches of fiduciary duties as director. The provisions do not, however, eliminate the personal liability of a director (i) for any breach of such director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under the Delaware statutory provision making directors personally liable, under a negligence standard, for unlawful dividends or stock repurchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit.  As a result of this provision, the ability of the Registrant or a stockholder to successfully prosecute an action against a director for breach of his or her fiduciary duties is limited. However, the provision does not affect the availability of equitable remedies such as an injunction or rescission based upon a director’s breach of his or her fiduciary duties.  Furthermore, the provision provides that if Delaware General Corporation law is amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director will be eliminated or limited to the fullest extended permitted by the Delaware General Corporation Law.

The Registrant’s Amended and Restated Bylaws also provide that the Registrant shall indemnify its directors and officers to the fullest extent permitted by applicable law, subject to limited exceptions, against liabilities arising by reason of their status or services as an officer or director.

The Registrant has also entered into separate indemnification agreements with its directors and certain of its officers that require the Registrant, among other things, to advance their expenses as a result of any proceeding against them as to which they could be indemnified. The Registrant believes that the limitation of liability provision in its Restated Certificate of Incorporation and the indemnification agreements will facilitate the Registrant’s ability to continue to attract and retain qualified individuals to serve as directors and officers of the Registrant. The Registrant may, from time to time, agree to provide similar indemnification to certain employees and agents of the Registrant.

Item 7.                                                           Exemption from Registration Claimed.

Not applicable.

Item 8.                                                           Index to Exhibits.

Exhibit Number	Description of Document

3.1

Restated Certificate of Incorporation of the Registrant (which is incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement No. 333-91657 filed with the Commission on January 13, 2000).

3.2

Amended And Restated Bylaws of the Registrant (which is incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement No. 333-91657 filed with the Commission on January 13, 2000).

3.3

Certificate of Amendment to Restated Certificate of the Registrant (which is incorporated by reference to Exhibit 3.3 to the Registrant’s Registration Statement No. 333-123915 filed with the Commission on June 8, 2005).

5.1	Opinion of Counsel as to legality of securities being registered.
10.13

VantageMed Corporation 1998 Stock Option/Stock Issuance Plan, as amended (which is incorporated by reference to Exhibit 10.13 to the Registrant’s Registration Statement No. 333-91657 filed with the Commission on January 13, 2000).

23.1	Consent of Farber Hass Hurley & McEwen LLP, Independent Registered Public Accounting Firm.
23.2	Consent of Counsel (which is contained in Exhibit 5.1).
24.1	Powers of Attorney (which are included as part of the signature page of this registration statement).

Item 9.                                                           Undertakings.

(A)                              The undersigned registrant hereby undertakes:

(1) to file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

(iii) Include any additional or changed material information on the plan of distribution;

provided, however, that paragraphs (A)(1)(i), (A)(1)(ii), and (A)(1)(iii) do not apply if the information required in a post-effective amendment is incorporated by reference from periodic reports filed by the Registrant under the Exchange Act, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is deemed part of and included in the registration statement.

(2) That for determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)                                  To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(B)                                The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C)                                Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sacramento, State of California, on this 6th day of April, 2007.

VantageMed Corporation

By:	/s/ Steven Curd

Steven Curd
Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS:

That the undersigned officers and directors of VantageMed Corporation, a Delaware corporation, do hereby constitute and appoint Steven Curd and Liesel Loesch, and either of them, the lawful attorneys-in-fact and agents with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and either one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms all that said attorneys or agents, or either one of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

Signature	Title	Date
/s/ Steve Curd	President, Chief Executive Officer and Director (Principal Executive Officer)	April 6, 2007
Steve Curd

/s/ Liesel Loesch	Chief Financial Officer (Principal Financial and Accounting Officer)	April 6, 2007
Liesel Loesch

/s/ David Philipp	Director	April 6, 2007
David Philipp

/s/ Steve Simpson	Director	April 6, 2007
Steve Simpson

Director
David Zabrowski